Filed by the Registrant ☒

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WESTCHESTER CAPITAL FUNDS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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VOTE NOW!

WCM Alternatives: Credit Event Fund

Dear Valued Shareholder:

** WE NEED YOUR VOTE **

We need your help. Due to lack of shareholder participation, the special meeting of shareholders of the WCM Alternatives: Credit Event Fund, originally scheduled for July 9, 2021, and adjourned to August 6, 2021, has again been adjourned to August 25, 2021 to allow for additional time to secure the required favorable votes needed to pass Proposal 4. As of the date of this letter, our records indicate that we have not received your important proxy vote.

The board of trustees has recommended a vote IN FAVOR of proposal 4, and the majority of the shareholders who have voted, have voted in favor as well. If you have not yet voted, we still need your vote. Failure to secure sufficient votes for proposal 4 will result in additional costly solicitation efforts and could delay the important business of the Fund. Please vote before August 25, 2021.

If you have any questions or would like to vote, please call the number listed below:

1-855-601-2245

The Funds have made it very easy for you to vote. Choose one of the following methods:

Vote by Internet	Vote by Mail	Call

Visit the Website noted on your proxy card and enter the control number that appears on the proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before August 25, 2021.

Call the phone number above Monday through Friday, 9:00am until 10pm, Eastern time to speak with a proxy specialist.

OR

Call the toll-free touch-tone phone number listed on your proxy card. Have your proxy card with control number available. Follow the touch-tone prompts to vote.